EXHIBIT 2.1

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                            STOCK PURCHASE AGREEMENT

                                 BY AND BETWEEN

                             CYBEROPTICS CORPORATION

                                       AND

                   THE SHAREHOLDERS AND CERTAIN OPTION HOLDERS

                                       OF

                             IMAGENATION CORPORATION

                                October 24, 2000


















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                            STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of October 24, 2000, is made and entered into by and between CyberOptics Corporation, a Minnesota corporation ("Buyer"), and each of the shareholders (the "Shareholders") and the holders of certain options (collectively, the "Sellers") of Imagenation Corporation, an Oregon corporation (the "Company"), set forth in the attached Exhibit A.

         WHEREAS, Sellers own 2,999,997 shares of class A voting common stock, without par value, of the Company, constituting all the issued and outstanding shares of capital stock of the Company (such shares being referred to herein as the "Shares") and hold options (the "Seller Options") to purchase 1,200,000 shares of the class B nonvoting common stock of the Company, and the other holders set forth in Exhibit B ("NonSeller OptionHolders") hold options (the "NonSeller Options" and together with the Seller Options, the "Options") to purchase shares of the class B nonvoting common stock of the Company, such Shares and Options constituting all of the outstanding shares of, and all of the outstanding options, warrants or other rights to acquire, or instruments convertible into, the capital stock of the Company, in each case in the respective number of Shares and Seller Options set forth opposite the name of each Seller on the attached Exhibit A and the number of NonSeller Options set forth opposite the name of each NonSeller Option Holder in Exhibit B.

         WHEREAS, Sellers desire to sell, and Buyer desires to purchase the Shares and Options on the terms and subject to the conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I

                           SALE OF SHARES AND CLOSING

         1.01 PURCHASE AND SALE. Sellers agree to sell to Buyer, and Buyer agrees to purchase from Sellers and NonSeller OptionHolders, all of the right, title and interest of Sellers and NonSeller OptionHolders in and to the Shares and the Options at the Closing (as defined in Section 1.08) on the terms and subject to the conditions set forth in this Agreement.

         1.02 PURCHASE PRICE.

         (a) Subject to the adjustment described in clause (b) below, the total consideration to be paid by Buyer for the Shares and the Options is the sum of:

                  (i) $6,650,000 (the "Closing Purchase Price"), payable in cash at the Closing to and for the benefit of the Sellers and NonSeller OptionHolders in the manner provided in Section 1.06;


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                  (ii) $350,000 (the "Escrow Amount") to be placed in escrow in accordance with Section 1.05; and

                  (ii) an earn-out payable in accordance with Section 1.03 (together with the Closing Purchase Price and the Escrow Amount, the "Total Consideration").

         (b) As promptly as practicable, but not more than forty-five (45) days, after the Closing Date, Buyer shall prepare, in consultation with the Sellers' representative appointed pursuant to Section 9.05 (the "Sellers' Representative") and in conformity with generally accepted accounting principals ("GAAP"), and deliver to the Sellers' Representative, a balance sheet of the Company as of the close of business on the date immediately preceding the Closing Date (the "Closing Date Statement"). The costs and expenses of preparing the Closing Date Statement shall be borne by Buyer, and the costs and expenses of reviewing the Closing Date Statement, if any, shall be borne by the Sellers and NonSeller OptionHolders. The Total Consideration shall be decreased, if at all, but not increased, by the amount (the "Shortfall") by which the Net Assets as reflected in the Closing Date Statement are less than the Net Assets reflected on the Latest Balance Sheet (as defined in Section 2.08), provided that no adjustment shall be made if the Shortfall is less than $100,000. Acceptance or rejection of the Closing Date Statement and the corresponding adjustment shall be governed by Section 1.04. Any such adjustment in the Total Consideration accepted by, or deemed accepted by, the Sellers' Representative shall be made by payment to Buyer out of the Escrow Account by wire transfer in immediately available funds within seven (7) days after the Closing Date Statement is accepted, or deemed accepted, by the Sellers' Representative in accordance with Section 1.04. For the purposes of this Section 1.02(b), Net Assets shall mean the difference between the aggregate amount of any and all assets reflected as assets on a balance sheet and the aggregate amount of any and all liabilities (current and long-term and whether or not contingent) reflected as liabilities on a balance sheet.

         1.03 EARN-OUT.

         (a) Subject to the terms and conditions herein, for each of the twelve month periods ending December 31, 2001, 2002, and 2003 (each, an "Earn-Out Period"), but not thereafter, Buyer shall pay and deliver to Sellers and NonSeller OptionHolders an amount (the "Earn-Out") equal to five percent (5%) of the Net Sales from New Products during such twelve month period. Within sixty
(60) days following the close of each Earn-Out Period, Buyer shall prepare and deliver to the Sellers' Representative (i) a summary of Net Sales from New Products for the Earn-Out Period and (ii) a statement, certified as being true and correct by an officer of Buyer as to the calculation of the Earn-Out (an "Earn-Out Statement"). Acceptance or rejection of the Earn-Out Statement shall be governed by Section 1.04 below. Payment of the Earn-Out shall be made to Sellers' Representative within seven (7) days after the date an Earn-Out Statement is accepted or deemed accepted by the Sellers' Representative pursuant to Section 1.04.


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         (b) The Sellers acknowledge that Buyer's obligation to pay the Earn-Out will be subordinated to any indebtedness for borrowed money incurred by Buyer or its affiliates with institutional lenders ("Funded Debt") and the Sellers agree to cooperate with Buyer and the holders of such Funded Debt in connection with such subordination. For such purposes, subordination shall mean that Funded Debt shall have prior claim to the Buyer's assets in the event of liquidation or dissolution of Buyer and that Buyer will not make payments with respect to the Earn-Out to the extent it is in default of such Funded Debt. Nothing in this
Section 1.03(b) shall limit the obligation of Buyer to pay any amounts due Sellers under this Section 1.03.

         (c) The right to receive the Earn-Out, if any, is personal to the Sellers and NonSeller OptionHolders and may not be transferred for any reason other than to a Seller or NonSeller OptionHolders, or to the successors and assigns of a Seller or NonSeller OptionHolders, by will or the laws of descent and distribution. Any attempted transfer of the Earn-Out by any holder thereof (other than as set forth in the preceding sentence) shall be null and void.

         (d) The Earn-Out shall represent only a right to receive cash from Buyer subject to the terms set forth herein. The Earn-Out shall not possess any attributes of capital stock and shall not entitle Sellers or NonSeller OptionHolders to any rights of any kind other than as specifically set forth herein.

         (e) The Sellers acknowledge that the Buyer shall have sole and exclusive control of the operation of the business of the Company after the Closing Date and nothing contained in this Agreement shall require that the Buyer or the Company to develop, complete development of, market, or sell any New Product. Sellers acknowledge that the Buyer may reduce expenditures on, or cease any development, marketing, or sale of any New Product at any time for any reason in the Buyer's sole discretion, and that Buyer shall have no liability resulting from any such termination, or any other decision relating to the New Products, regardless of the affect any Earn-Out Payment.

         (f) Notwithstanding any provision in this Agreement to the contrary, in the event that a Seller violates any provision of the Related Agreements (as defined in Section 8.03), no Earn-Out payments shall be due that Seller; provided, however, that the violation by one Seller of a Related Agreement shall not affect the obligation of the Buyer to pay the Earn-Out to other Sellers.

         (g) For purposes of this Agreement, the following terms have the meanings set forth in this Section 1.03(g):

                  (i) "Net Sales" shall mean, with respect to sales of any New Products during any Earn-Out Period, an amount equal to (A) the sales revenue recognized in accordance with GAAP and the normal revenue recognition policies of the Buyer during the Earn-Out Period with respect to sale of New Products, less (B) any discounts, rebates or give-backs with respect to such sales, to the extent


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         reflected in sales revenue, less (C) sales revenue recognized in the
         Earn-Out Period, or in any prior period, for any New Products that are returned during the Earn-Out Period or, with respect to the last Earn-Out period, within 30 days after the end of the Earn-Out Period, and less (D) any commissions or other sales compensation paid to sales representatives or agents. In the calculation of Net Sales, there shall be no inclusion of any gain or loss from any sale, exchange or other disposition of tangible assets other than in the ordinary course of business, but revenue from licenses and sales of intellectual property rights shall be included. The calculation of Net Sales shall be determined based on the books and records of the Buyer, maintained in a manner consistent with the audited consolidated financial statements of Buyer and with GAAP consistently applied.

                  (ii) "New Company Products" shall mean the new vision cell/wafer mapping products that are currently under development by the Company, and derivatives of such products.

                  (iii) "New Products" shall mean (x) New Company Products; and
         (y) other new products that are not Old Products and that are designed for semiconductor device fabrication, or inspection during semiconductor device fabrication, after the date of this Agreement by the Company or by Hama Sensors, Inc., a subsidiary of the Buyer, or by the Buyer to the extent such new products are developed by, or with substantial assistance from, persons who are employees of the Company on the Closing Date. For such purposes, semiconductor device fabrication shall include wafer fabrication, the placement of semiconductor die (diced semiconductor wafer chips) into component packages and similar assembly and fabrication of semiconductor chip components, and the attachment of leads to diced silicon wafer chips, and but shall not include the assembly of electronic devices that incorporate packaged semiconductor chips or the placement of packaged semiconductor chips and other components on circuit boards.

                  (iv) "Old Products" shall mean (x) any products of the Company or the Buyer (including any of their respective subsidiaries) that are in commercial production on the date of this Agreement, including current frame grabber products of the Company, and including the frame grabber under development code named "bluebird" project (collectively, "Existing Products"), (y) any product under development by the Buyer or its subsidiaries on the date of the Agreement (a "Buyer Product"), (z) or any products that are derivative of any Existing Product or Buyer Product.

         1.04 ACCEPTANCE AND REJECTION PROCEDURES.

         (a) Each of the Closing Date Statement and the Earn-Out Statements shall be subject to review by the Sellers' Representative or, at the election of the Sellers' Representative and at the expense of the Sellers and NonSeller OptionHolders, by an independent public


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accounting firm of his choice. Buyer shall permit the Sellers' Representative and his representatives to have reasonable access during normal business hours to all relevant accounting records, data and information upon which the Closing Date Statement and Earn-Out Statement was prepared and to Buyer's employees and/or representatives who assisted in its preparation. The Sellers' Representative shall be deemed to have accepted the Closing Date Statement and any Earn-Out Statement unless, within twenty (20) days after the date of delivery of the same, the Sellers' Representative gives written notice (the "Objection Notice") to Buyer of objection to any item thereon, which notice shall specify in reasonable detail the basis for such objection. If the Sellers' Representative gives an Objection Notice, Buyer and the Sellers' Representative shall attempt in good faith to resolve the dispute as promptly as possible, subject to the terms of Section 1.04(b).

         (b) If Buyer and the Sellers' Representative have not been able to agree upon a resolution of a dispute within thirty (30) days after the date of the Objection Notice (which thirty (30) day period may be extended by written agreement of the parties), such dispute shall be resolved fully, finally and exclusively through use of a mutually agreeable national independent accounting firm ("Independent Accounting Firm"), and such determination shall be final and binding on the parties. If the Sellers' Representative and Buyer cannot mutually agree on the identity of the Independent Accounting Firm, then the Sellers' Representative and Buyer shall each submit to the other party's independent auditor the name of a national accounting firm, and the Independent Accounting Firm shall be selected by lot from those two firms by the independent auditors of the two parties. If no national accounting firm shall be willing to serve as the Independent Accounting Firm, then an arbitrator shall be selected to serve as such, such selection to be according to the above procedures. The costs of the Independent Accounting Firm or the arbitrator, as the case may be, shall be apportioned between the Sellers and NonSeller OptionHolders on the one hand and Buyer on the other hand as determined by the Independent Accounting Firm or the arbitrator, as the case may be, in such manner as such entity deems reasonable taking into account the circumstances of the case, the conduct of the parties during the proceeding and the result of the proceeding. Any such proceeding shall be concluded in a maximum of two (2) months from the date of the Objection Notice. All negotiations pursuant to this Section 1.04 shall be treated as compromise and settlement negotiations for purposes of all federal, foreign, state and local rules of evidence, and all negotiations and proceedings under this Section 1.04 shall be treated as confidential information. The procedures of Section 1.04 are exclusive and shall be fully exhausted prior to the initiation of any litigation. The Independent Accounting Firm's or the arbitrator's, as the case may be, decision may be filed as a judgment in any court of competent jurisdiction. Either party may seek specific enforcement or take other necessary legal action to enforce any decision under this Section
1.04. Any such request for specific enforcement or other legal action shall not be subject to the mandatory arbitration provisions of Article X. The other party's only defense to such a request for specific enforcement or other legal action shall be fraud by or on the Independent Accounting Firm or the arbitrator, as the case may be.

         1.05 ESCROW AMOUNT. On the Closing Date, Buyer shall deposit the Escrow Amount into an escrow account (the "Escrow Account") pursuant to the terms of the escrow


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agreement substantially in the form attached as Exhibit C hereto (the "Escrow
Agreement"). Upon the terms and subject to the conditions set forth in the Escrow Agreement, the Escrow Amount shall be held in escrow for a period of one year from the Closing Date.

         1.06 PAYMENTS AMONG SELLERS. All payments to the Shareholders of the portion of the Closing Purchase Price set forth opposite their respective names in the attached Exhibit A shall be made by Buyer directly to the Shareholders or to the account of such Shareholders at Closing. All payments to the holders of Options of their share of the Closing Purchase Price, which is limited to the Cash Option Payment as defined in Exhibit F, shall be made to an account of the Company and shall be distributed by the Sellers' Representative from such account after subtraction for appropriate payroll withholding, to the holders of Options. Each of the Sellers agrees that the Buyer shall subtract from the Closing Purchase Price the expenses related to the purchase of the Shares and the Options (hereafter, the "Sellers' Expenses") set forth in a closing certificate to be provided to the Buyer at Closing (the "Expense Certificate") and shall pay to the Sellers each Sellers' portion of the Closing Purchase Price net of the pro rata share of each such Seller of such Sellers' Expenses. The Buyer hereby agrees to pay, on the Closing Date, the Sellers' Expenses (but no more than the Sellers' Expenses) to the persons and entities set forth in such Expense Certificate. Each Seller hereby confirms that payment in accordance with this Section 1.06 shall be considered payment of the Closing Purchase Price to such Seller and that confirmation by the Sellers' Representative of receipt to the account designated by the Shareholders, and to the account of the Company for further distribution to holders of Options, shall be considered receipt and acceptance of the Closing Purchase Price by the Sellers. Each payment of the Earn-Out shall be made directly to the Sellers and NonSeller OptionHolders within seven days of acceptance, or deemed acceptance, of the Earn-Out Statement in accordance with Section 1.04. Payment of the Earn-Out to Optionholders will be net of any required payroll and withholding taxes, as provided in Exhibit F. Distributions from the Escrow Account, shall be made directly to the Sellers in accordance with their interests therein, as specified in the Escrow Agreement.

         1.07 RIGHT OF SET-OFF. Buyer may set-off any amounts to which it may be entitled under the terms of this Agreement against amounts otherwise payable under this Article I. Neither the exercise of, nor the failure to exercise such right of set-off will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it hereunder.

         1.08 THE CLOSING.

         (a) The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of the Company at 10220 SW Nimbus, Suite K5, Portland, OR 97223, at 10:00 a.m. on October 24, 2000 (the "Closing Date"), or at such other place and on such other date as is mutually agreeable to Buyer and Sellers' Representative. The Closing will be effective as of the close of business on the Closing Date.


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         (b) Subject to the conditions set forth in this Agreement, the parties agree to consummate the following "Closing Transactions" on the Closing Date:

                  (i) Sellers will assign and transfer to Buyer good and valid title in and to the Shares and Seller Options, free and clear of all liens, by (x) delivering to Buyer a stock certificate or certificates representing the Shares, duly endorsed for transfer or accompanied by duly executed stock powers endorsed in blank with requisite stock transfer tax stamps, if any, attached and (y) surrendering for cancellation each Seller Option;

                  (ii) The NonSeller OptionHolders shall surrender all the NonSeller Options for cancellation;

                  (iii) Buyer shall deliver to the Sellers' Representative the Closing Purchase Price by wire transfer of immediately available funds to the account designated by Sellers' Representative to Buyer prior to the Closing; and

                  (iv) Each of the parties shall deliver to the other the documents required to be delivered pursuant to Article VI hereof.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

         As a material inducement to Buyer to enter into this Agreement, with the understanding that Buyer will be relying thereon in consummating the transactions contemplated hereunder, and except as set forth in the disclosure schedule delivered by the Sellers to Buyer on the date hereof (the "Disclosure Schedule") (which Disclosure Schedule sets forth the exceptions to the representations and warranties contained in this Article II under captions referencing the Sections to which such exceptions apply), each of the Sellers jointly and severally hereby makes the representations and warranties set forth in this Article II:

         2.01 INCORPORATION AND CORPORATE POWER. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Oregon and has the corporate power and authority and all authorizations, licenses, permits and certifications necessary to own and operate its properties and to carry on its business as now conducted and presently proposed to be conducted, except where the failure to have such authorizations, licenses permits and certifications would not, individually or in the aggregate, have a material adverse effect on the Company's business or results of operations. The copies of the Company's Articles of Incorporation and Bylaws which have been furnished by the Company to Buyer prior to the date hereof reflect all amendments made thereto with are correct and complete as of the date hereof. The Company is qualified to do business as a foreign corporation in every jurisdiction in which the nature of its business or its ownership of property requires it to be so qualified except


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for those jurisdictions in which the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the Company's business or results of operations.

         2.02 EXECUTION, DELIVERY; VALID AND BINDING AGREEMENTS. The execution, delivery and performance of this Agreement by each Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action, and no other proceedings on the part of any Seller are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by each Seller and constitutes the valid and binding obligation of each Seller, enforceable in accordance with its terms.

         2.03 NO BREACH. The execution, delivery and performance of this Agreement by each Seller and the consummation by each Seller of the transactions contemplated hereby do not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge or encumbrance upon any of the Shares or any assets of the Company, or require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the Articles of Incorporation or Bylaws of the Company or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which the Company is bound or affected, or any law, statute, rule or regulation or order, judgment or decree to which any Seller or the Company is subject.

         2.04 GOVERNMENTAL AUTHORITIES; CONSENTS. The Company is not required, and no Seller is required, to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by any Seller of this Agreement or the consummation of the transactions contemplated hereby. Except as set forth in the Disclosure Schedule under the caption referencing this Section 2.04, no consent, approval or authorization of any governmental or regulatory authority or any other party or person is required to be obtained by any Seller or by the Company in connection with its execution, delivery and performance of this Agreement or the transactions contemplated hereby.

         2.05 OWNERSHIP OF CAPITAL STOCK. Each Seller owns, beneficially and of record, all right, title and interest in and to the Shares or the Options, or both, set forth opposite the name of such Seller in the attached Exhibit A, free and clear of any security interests, claims, liens, pledges, options, encumbrances, charges, agreements, voting trusts, proxies or other arrangements, restrictions or limitations of any kind, and, on the Closing Date, the delivery by Seller of a certificate or certificates in the manner set forth in Section 1.08(b) hereof will transfer good and valid title to the Shares to Buyer, free and clear of any security interests, claims, liens, pledges, options, encumbrances, charges, agreements, voting trusts, proxies or other arrangements, restrictions or other legal or equitable limitations of any kind, and the delivery of the Options for cancellation will constitute cancellation and relinquishment of the rights of each Seller and NonSeller Option Holder in and with respect to such Option.


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         2.06 SUBSIDIARIES. The Company does not own any stock, partnership interest, joint venture interest or any other security or ownership interest issued by any other corporation, organization or entity.

         2.07 CAPITAL STOCK. The authorized capital stock of the Company consists of 3,000,000 shares of Class A Voting Common Stock (the "Class A Stock") and 2,000,000 shares of Class B Nonvoting Common Stock (the "Class B Stock"). As of the date hereof, there are 2,999,997 shares of Class A Stock issued and outstanding, all of which are owned beneficially and of record by Sellers in the amounts set forth in Exhibit A, free and clear of any security interests, claims, liens, pledges, options, encumbrances, charges, agreements, voting trusts, proxies or other arrangements, restrictions or other legal or equitable limitations of any kind. There are no shares of Class B Stock, or any class or series of capital stock of the Company, outstanding. All of the shares of Class A Stock have been duly authorized and are validly issued, fully paid and nonassessable. Except for the Options, the Company has no other equity securities or securities containing any equity features authorized, issued or outstanding. The Company has duly reserved 1,509,000 shares of Class B Stock for issuance upon exercise of the Options, all of which Options are held beneficially of record by the Sellers in the amounts set forth in Exhibit A and the NonSeller OptionHolders in the amounts set forth in Exhibit B, free and clear of any security interests, claims, liens, pledges, encumbrances, charges, restrictions or equitable limitations of any kind, except those created by the agreement representing such option and the Company's Stock Incentive Plan. Except for the Options, there are no agreements or other rights or arrangements existing which provide for the sale or issuance of capital stock by the Company and there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from the Company any shares of capital stock or other securities of the Company of any kind. There are no agreements or other obligations (contingent or otherwise) that may require the Company to repurchase or otherwise acquire any shares of its capital stock.

         2.08 FINANCIAL STATEMENTS. Sellers have delivered to Buyer copies of
(a) the unaudited balance sheet, as of August 31, 2000, of the Company (the "Latest Balance Sheet") and the unaudited statements of earnings of the Company for the eight and ten-month periods ended August 31, 2000 (such statements and the Latest Balance Sheet being herein referred to as the "Latest Financial Statements") and (b) the balance sheets, as of October 31, 1999 and 1998 of the Company and the statements of earnings, shareholders' equity and cash flows of the Company for each of the years ended October 31, 1999 and 1998, with the review report of KPMG LLP thereon (collectively, the "Annual Financial Statements"). Except as set forth in the Disclosure Schedule referencing this
Section 2.08, the Latest Financial Statements and the Annual Financial Statements are based upon the information contained in the books and records of the Company and fairly present the financial condition of the Company as of the dates thereof and results of operations for the periods referred to therein. The Annual Financial Statements have been prepared in accordance with generally accepted accounting principles, consistently applied throughout the periods indicated. Except as set forth in the Disclosure Schedule referencing this
Section 2.08, the Latest Financial Statements have been prepared consistent with the Annual


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Financial Statements and reflect all adjustments necessary to a fair statement of the results for the interim period(s) presented.

         2.09 ABSENCE OF UNDISCLOSED LIABILITIES. Except as reflected in the Latest Balance Sheet, the Company has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events heretofore occurring, except (i) liabilities which have arisen after the date of the Latest Balance Sheet in the ordinary course of business (none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement claim or lawsuit), or (ii) as otherwise set forth in the Disclosure Schedule under the caption referencing this Section 2.09.

         2.10 NO MATERIAL ADVERSE CHANGES. Since the date of the Latest Balance Sheet (the "Balance Sheet Date"), there has been no material adverse change in the assets, financial condition, operating results, customer, employee or supplier relations, business condition or prospects of the Company.

         2.11 ABSENCE OF CERTAIN DEVELOPMENTS. Since the Balance Sheet Date, the business of the Company has been operated in the ordinary course, consistent with past practices. As amplification and not limitation of the foregoing, since the Balance Sheet Date, the Company has not:

         (a) borrowed any amount or incurred or become subject to any liability or obligation in excess of $1,000 (whether absolute, accrued, contingent or otherwise and whether due or to become due), except (i) current liabilities incurred in the ordinary course of business consistent with past practices, and
(ii) liabilities under contracts entered into in the ordinary course of business consistent with past practices;

         (b) mortgaged, pledged or subjected to any lien, charge or any other encumbrance, any of its assets, except (i) liens for current property taxes not yet due and payable, (ii) liens imposed by law and incurred in the ordinary course of business consistent with past practices for obligations not yet due to carriers, warehousemen, laborers, materialmen and the like, (iii) liens in respect of pledges or deposits under workers' compensation laws or (iv) liens set forth in Section 2.11 in the Disclosure Schedule, all of which liens in clauses (i) through (iv) are less than $10,000 in the aggregate;

         (c) discharged or satisfied any lien or encumbrance or paid any liability, in each case with a value in excess of $3,000, other than current liabilities paid in the ordinary course of business consistent with past practices;

         (d) sold, assigned, leased, licensed, transferred or otherwise disposed of (including, without limitation, transfers to any employees, affiliates or shareholders) any tangible assets which, individually or in the aggregate, have a fair market value in excess of $1,000 or


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canceled any debts or claims, in each case, except in the ordinary course of business consistent with past practices;

         (e) sold, assigned, leased, licensed, transferred or otherwise disposed of (including, without limitation, transfers to any employees, affiliates or shareholders) any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets;

         (f) disclosed to any person, other than Buyer or authorized representatives of Buyer, any proprietary confidential information, other than pursuant to a confidentiality agreement prohibiting the use and further disclosure of such information, which agreements are identified in Section 2.11 of the Disclosure Schedule and are in full force and effect on the date hereof;

         (g) waived any rights of material value or suffered any extraordinary losses or adverse changes in collection loss experience;

         (h) taken any other action or entered into any other transaction other than in the ordinary course of business consistent with past practices, or entered into any transaction with any "insider" (as defined in Section 2.23) other than the transactions contemplated by this Agreement;

         (i) suffered any material theft, damage, destruction, casualty or loss of or to any property or properties owned or used by it, whether or not covered by insurance;

         (j) made, granted, promised or announced any bonus or any wage, salary or compensation increase to any director, officer, or employee, or consultant or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement, or adopted any new employee benefit plan or arrangement, or made any commitment or incurred any liability to any labor organization, except for the wage, salary or compensation increases set forth in Section 2.11 of the Disclosure Schedule;

         (k) made any single capital expenditure or commitment therefor in excess of $5,000;

         (l) made any loans or advances to, or guarantees for the benefit of, any persons such that the aggregate amount of such loans, advances or guarantees at any time outstanding is in excess of $1,000;

         (m) made charitable contributions or pledges which, individually or in the aggregate, exceed $1,000;

         (n) made any change in accounting or tax principles or practices from those utilized in the preparation of the Latest Financial Statements or the Returns referred to in Section 2.15(a);

         (o) experienced any amendment, modification or termination of any existing, or entered into any new, contract, agreement, plan, lease, license, permit or franchise which is, either individually or in the aggregate, material to its business, operations, financial position or prospects other than in the ordinary course of business consistent with past practices;

         (p) experienced any labor dispute material to its business, operations, financial position or prospects;

         (q) other than in the ordinary course of business consistent with past practice, experienced any change in any assumption underlying or method of calculating, any bad debt, inventory, warranty, contingency or other reserve;

         (r) written off as uncollectible any note or account receivable, or canceled any debts, other than in the ordinary course of business consistent with past practices;

         (s) failed to replace or replenish inventory or supplies as such inventory or supplies may have been depleted from time to time, collect accounts receivable, pay accounts payable or shorten or lengthen the customary payment cycles for any of its payables or receivables or otherwise manage its working capital accounts in the ordinary course of business consistent with past practices;

         (t) other than in the ordinary course of business consistent with past practice, experienced any write-down or write-up of the value of any inventories, receivables or other assets, or revalued any of its assets;

         (u) failed to maintain all material assets in accordance with good business practice and in good operating condition and repair, ordinary wear and tear excepted; or

         (v) other than in the ordinary course of business consistent with past practice, discontinued or altered, in any material respect, its advertising or promotional activities or its pricing and purchasing policies.

         2.12 TITLE TO PROPERTIES.

         (a) The Company does not own any real property. The real property demised by the leases (the "Leases") described under the caption referencing this Section 2.12 in the Disclosure Schedule constitutes all of the real property used or occupied by the Company (the "Real Property"). The Real Property has access, sufficient for the conduct of the Company's business as now conducted or as presently proposed to be conducted, to public roads and to all utilities, including electricity, sanitary and storm sewer, potable water, natural gas and other utilities, used in the operation of the business of the Company at that location.

         (b) The Leases are in full force and effect, and the Company holds a valid and existing leasehold interest under each of the Leases for the term set forth under such caption in the

Disclosure Schedule. The Company has delivered to Buyer complete and accurate copies of each of the Leases, and none of the Leases has been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered to Buyer. The Company is not in default, and no circumstances exist which, if unremedied, would, either with or without notice or the passage of time or both, result in such default under any of the Leases; nor, to the knowledge of the Sellers, is any other party to any of the Leases in default.

         (c) The Company owns good and marketable title to each of the tangible properties and tangible assets reflected on the Latest Balance Sheet or acquired since the date thereof, free and clear of all liens and encumbrances, except for
(i) liens for current taxes not yet due and payable, (ii) liens set forth under the caption referencing this Section 2.12 in the Disclosure Schedule, (iii) the properties subject to the Leases, (iv) assets disposed of since the date of the Latest Balance Sheet in the ordinary course of business, (v) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers and materialmen and (vi) liens in respect of pledges or deposits under workers' compensation laws, all of which liens aggregate less than $3,000.

         (d) All of the buildings, machinery, equipment and other tangible assets necessary for the conduct of the Company's business are in good condition and repair, ordinary wear and tear excepted, and are usable in the ordinary course of business. There are no defects in such assets or other conditions relating thereto which, in the aggregate, materially adversely affect the operation or value of such assets. The Company owns, or leases under valid leases, all buildings, machinery, equipment and other tangible assets necessary for the conduct of its business.

         (e) To the knowledge of the Sellers, the Company is not in violation of any applicable zoning ordinance or other law, regulation or requirement relating to the operation of any properties used in the operation of its business, and none of the Sellers nor, to the knowledge of the Sellers, the Company have received any notice of any such violation, or the existence of any condemnation proceeding with respect to any of the Real Property, except, in each case, with respect to violations the potential consequences of which do not or will not have a material adverse effect on the Company.

         (f) No Seller has knowledge of improvements made or contemplated to be made by any public or private authority, the costs of which are to be assessed as special taxes or charges against any of the Real Property, and there are no present assessments.

         2.13 ACCOUNTS RECEIVABLE. The accounts receivable reflected on the Latest Balance Sheet are valid receivables, are not subject to valid counterclaims or setoffs, and are collectible in accordance with their terms, except as otherwise described in the Disclosure Schedule under the caption referencing this Section 2.13, and except to the extent of the bad debt reserve reflected on the Latest Balance Sheet.

         2.14 INVENTORY. The Company's inventory of raw materials, work in process and finished goods consists of items of a quality and quantity usable and, with respect to finished goods only, salable at the Company's normal profit levels, in each case, in the ordinary course of the Company's business. Except as set forth in Section 2.14 to the Disclosure Schedule, the Company's inventory of finished goods is not slow-moving as determined in accordance with past practices, obsolete or damaged and is merchantable and fit for its particular use. The Company has on hand or has ordered and expects timely delivery of such quantities of raw materials and has on hand such quantities of work in process and finished goods as are reasonably required timely to fill current orders on hand which require delivery within 60 days and to maintain the manufacture and shipment of products at its normal level of operations. As of the date of the Latest Balance Sheet, the values at which such inventory is carried on the Latest Balance Sheet have been determined in a manner that is consistent with the Annual Financial Statements. The Disclosure Schedule, under the caption referencing this Section 2.14, contains a materially complete and accurate summary of the Company's inventory of raw materials, work in progress and finished goods as of August 31, 2000.

         2.15 TAX MATTERS.

         (a) Each of the Company and any subsidiary, any affiliated, combined or unitary group of which the Company or any subsidiary is or was a member, any "Plans" (as defined in Section 2.21 hereof), as the case may be (each, a "Tax Affiliate" and, collectively, the "Tax Affiliates"), has: (i) timely filed (or has had timely filed on its behalf) all returns, declarations, reports, estimates, information returns, and statements ("Returns") required to be filed or sent by it in respect of any "Taxes" (as defined in subsection (o) below) or required to be filed or sent by it by any taxing authority having jurisdiction;
(ii) timely and properly paid (or has had paid on its behalf) all Taxes shown to be due and payable on such Returns; (iii) established on its Latest Balance Sheet reserves that are adequate for the payment of any Taxes not yet due and payable in a manner that is consistent with the Annual Financial Statements;
(iv) complied with all applicable laws, rules, and regulations relating to the withholding of Taxes and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Internal Revenue Code of 1986, as amended (the "Code"), or similar provisions under any foreign laws), and timely and properly withheld from individual employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws.

         (b) There are no liens for Taxes upon any assets of the Company or of any Tax Affiliate, except liens for Taxes not yet due.

         (c) No deficiency for any Taxes has been proposed, asserted or assessed against the Company or the Tax Affiliates that has not been resolved and paid in full. No waiver, extension or comparable consent given by the Company or the Tax Affiliates regarding the application of the statute of limitations with respect to any Taxes or Returns is outstanding, nor is any request for any such waiver or consent pending. There has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Returns, nor is any such Tax audit or other proceeding pending, nor has there been any notice to the Company by any Taxing authority regarding any such Tax, audit or other proceeding, or, to the knowledge of the Sellers, is any such Tax audit or other proceeding threatened with regard to any Taxes or Returns. The Company does not expect the assessment of any additional Taxes of the Company or the Tax Affiliates and is not aware of any unresolved questions, claims or disputes concerning the liability for Taxes of the Company or the Tax Affiliates which would exceed the estimated reserves established on its books and records.

         (d) Neither the Company nor any Tax Affiliate is a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by the Company or any Tax Affiliate that are not deductible (in whole or in part) under Section 280G of the Code.

         (e) Neither the Company nor any Tax Affiliate has requested any extension of time within which to file any Return, which Return has not since been filed.

         (f) No property of the Company or any Tax Affiliate is property that the Company or any Tax Affiliates is or will be required to treat as being owned by another person under the provisions of Section 168(f)(8) of the Code (as in effect prior to amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of Section 168 of the Code.

         (g) Neither the Company nor any Tax Affiliate is required to include in income any adjustment under Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Company or any Tax Affiliate as a result of the Tax Reform Act of 1986 and none of the Sellers has knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method.

         (h) All transactions that could give rise to an understatement of federal income tax (within the meaning of Section 6661 of the Code as it applied prior to repeal) or an underpayment of tax (within the meaning of Section 6662 of the Code) were reported in a manner for which there is substantial authority or were adequately disclosed (or, with respect to Returns filed before the Closing Date, will be reported in such a manner or adequately disclosed) on the Returns required in accordance with Sections 6661(b)(2)(B) and 6662(d)(2)(B) of the Code.

         (i) Neither the Company nor any Tax Affiliate has engaged in any transaction that would result in a deemed election under Section 338(e) of the Code, and prior to Closing, neither the Company nor any Tax Affiliate will engage in any such transaction within any applicable "consistency period" (as such term is defined in Section 338 of the Code).

         (j) Neither the Company nor any Tax Affiliate has filed any consent under Section 341(f) of the Code.

         (k) The Company and the Tax Affiliates have evidence of payment for all taxes, charges, fees, levies, or other assessments of a foreign country paid or accrued from the date of the formation of each of them, respectively.

         (l) The Company and the Tax Affiliates (other than the Plans) are, and at all times have been, corporations or associations taxable as corporations for United States income tax purposes.

         (m) All deductions claimed or reported on all Returns of the Company and any Tax Affiliate on account of royalties or similar fees payable with respect to any intellectual property of the Company or any other party are allowable in full.

         (n) For purposes of this Agreement, the term "Taxes" means all taxes, charges, fees, levies, or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property, or other taxes, customs duties, fees, assessments, or charges of any kind whatsoever, including, without limitation, all interest and penalties thereon, and additions to tax or additional amounts imposed by any taxing authority, domestic or foreign, upon the Company or any Tax Affiliate.

         2.16 CONTRACTS AND COMMITMENTS.

         (a) Section 2.16 of the Disclosure Schedule lists the following agreements, whether oral or written, to which the Company is a party and which are currently in effect:

                  (i) bonus, pension, profit sharing, retirement or other form of deferred compensation plan, other than as described in Section 2.21 of the Disclosure Schedule (or excluded by Section 2.21 from inclusion thereunder);

                  (ii) hospitalization insurance or other welfare benefit plan or practice, whether formal or informal, other than as described in
         Section 2.21 of the Disclosure Schedule (or excluded by Section 2.21 from inclusion thereunder);

                  (iii) stock purchase plan, stock option plan or other equity-based benefit plan;

                  (iv) contract for the employment of any officer, individual employee or other person on a full-time or consulting basis or relating to severance pay for any such person;

                  (v) confidentiality agreement;

                  (vi) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any of the assets of the Company;

                  (vii) guaranty by the Company, or by any Seller on behalf of the Company, of any obligation for borrowed money or otherwise;

                  (viii) lease or agreement under which the Company is lessee of, or holds or operates any property, real or personal, owned by any other party, for which the annual rental exceeds $1,000, other than as described in Section 2.12 of the Disclosure Schedule;

                  (ix) lease or agreement under which the Company is lessor of, or permits any third party to hold or operate, any property, real or personal, for which the annual rental exceeds $1,000 other than as described in Section 2.12 of the Disclosure Schedule;

                  (x) contract or group of related contracts with the same party for the purchase of products or services under which the undelivered balance of such products or services is in excess of $1,000 (other than purchase orders entered into in the ordinary course of business consistent with past practices);

                  (xi) contract or group of related contracts with the same party for the sale of products or services under which the undelivered balance of such products or services has a sales price in excess of $2,000 (other than purchase orders entered into in the ordinary course of business consistent with past practices);

                  (xii) contract or group of related contracts with the same party (other than any contract or group of related contracts for the purchase or sale of products or services) continuing over a period of more than six months from the date or dates thereof, not terminable by it on 30 (thirty) days' or less notice without penalty and involving more than $1,000;

                  (xiii) contract or group of related contracts with the same party calling for any rebates, allowances, discounts, performance money or compensation of any type previously paid or granted or to be paid or granted to or by the Company;

                  (xiv) contract which prohibits the Company from freely engaging in business anywhere in the world;

                  (xv) license agreement or agreement providing for the payment or receipt of royalties or other compensation by the Company in connection with the intellectual property rights listed in Section 2.17 of the Disclosure Schedule;

                  (xvi) contract or commitment for capital expenditures in excess of $5,000;

                  (xvii) agreement for the sale of any capital asset;

                  (xviii) contract with any affiliate which in any way relates to the Company (other than for employment on customary terms); or

                  (xix) other agreement which is either material to the business of the Company or the transactions contemplated hereby or which was not entered into in the ordinary course of business consistent with past practices.

         (b) The Company has performed all material obligations required to be performed by it in connection with the contracts or commitments required to be disclosed in the Disclosure Schedule under the caption referencing this Section
2.16 and is not in receipt of any claim of default under any contract or commitment required to be disclosed under such caption; the Company has no present expectation or intention of not fully performing any material obligation pursuant to any contract or commitment required to be disclosed under such caption; and the Sellers have no knowledge of any breach or anticipated breach by any other party to any contract or commitment required to be disclosed under such caption.

         (c) Prior to the date of this Agreement, Sellers have made available to Buyer a true and correct copy of each written contract or commitment, and a written description of each oral contract or commitment, referred to under the caption referencing this Section 2.16 in the Disclosure Schedule, together with all amendments, waivers or other changes thereto.

         2.17 INTELLECTUAL PROPERTY RIGHTS. (a) Section 2.17 of the Disclosure Schedule lists all rights in patents, patent applications, trademarks, service marks, trade names, corporate names, copyrights, mask works or trade secrets owned by, licensed to or otherwise controlled by the Company or known by the Sellers to be necessary for the conduct of the Company's business (the "Intellectual Property Rights"), except that any such Intellectual Property Rights relating to New Company Products shall be omitted from such Schedule. The Company owns and possesses all right, title and interest, or holds a valid license, in and to the Intellectual Property Rights. Section 2.17 of the Disclosure Schedule sets forth all products marketed or that have been marketed by the Company within the past two years and identifies the Intellectual Property Rights pertaining to each product. Section 2.17 of the Disclosure Schedule lists all Intellectual Property Rights which have been licensed to third parties (other than licenses to end-users in accordance with a shrink-wrap license in the ordinary course of business) and those Intellectual Property Rights which are licensed from third parties (other than shrink-wrap licenses obtained in the ordinary course of business). Except as disclosed in Section
2.17 of the Disclosure Schedule, the Company has the right to assign and transfer to the Buyer all of the Intellectual Property Rights in accordance with the transactions contemplated by this Agreement, without the requirement that any consent to assignment or any payment.

         (b) The Company has taken such action to protect the Intellectual Property Rights as is necessary for the Company to use such rights in its business as currently conducted or currently contemplated without the payment of royalties or penalties (except as set forth in the Disclosure Schedule). Without limiting the generality of the foregoing, except as set forth in Section 2.17 of the Disclosure Schedule, all employees, contract workers, consultants and other agents of the Company have executed agreements sufficient to vest in the Company ownership or the right to use the Intellectual Property Rights on which they have performed services in the business of the Company as currently conducted without the payment of royalties or penalties. Except as set forth in Section
2.17 of the Disclosure Schedule, the Company has not received any notice of, nor are there any facts known to the Sellers which indicate a likelihood of, any infringement or misappropriation by, or conflict from, any third party with respect to the Intellectual Property Rights; no claim by any third party contesting the validity of any Intellectual Property Rights has been made, is currently outstanding or, to the knowledge of the Sellers, is threatened; the Company has not received any notice of any infringement, misappropriation or violation of any intellectual property rights of any third parties and, to the knowledge of the Sellers, the Company has not infringed, misappropriated or otherwise violated any such intellectual property rights; and, to the knowledge of the Sellers, no infringement, illicit copying, misappropriation or violation has occurred with respect to products currently being sold by the Company or with respect to the products currently under development (in their present state of development) or with respect to the conduct of the business of the Company as now conducted.

         2.18 LITIGATION. Except as set forth in the Disclosure Schedule under the caption referencing this Section 2.18, there are no actions, suits, proceedings, orders or investigations pending or, to the knowledge of the Sellers, threatened against the Company, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

         2.19 WARRANTIES. The Disclosure Schedule summarizes under the caption referencing this Section 2.19 all claims outstanding, pending or, to the knowledge of the Sellers, threatened for breach of any warranty relating to any products sold by the Company prior to the date hereof. The description of the Company's product warranties set forth under the caption referencing this
Section 2.19 is correct and complete. The reserves for warranty claims on the Latest Balance Sheet are consistent with the Company's prior practices and are fully adequate to cover all warranty claims made or to be made against any products of the Company sold prior to the date thereof.

         2.20 EMPLOYEES. Except as set forth in Section 2.20 to the Disclosure
Schedule:

         (a) to the knowledge of Sellers, no employee of the Company has any plans to terminate his or her employment before or after the Closing Date;

         (b) the Company is in material compliance with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes;

         (c) the Company has no material labor relations problem pending and its labor relations are satisfactory;

         (d) there are no workers' compensation claims pending against the Company nor are the Sellers aware of any facts that would give rise to such a claim;

         (e) to the knowledge of the Sellers, no employee of the Company is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of the Company; and

         (f) no employee or former employee of the Company has any claim with respect to any Intellectual Property Rights of the Company.

The Disclosure Schedule, under the caption referencing this Section 2.20, lists, as of the date set forth in the Disclosure Schedule, each employee of the Company and the position, title, remuneration (including any scheduled salary or remuneration increases), date of employment and accrued vacation pay of each such employee.

         2.21 EMPLOYEE BENEFIT PLANS.

         (a) Except as set forth under the caption referencing Section 2.21 in the Disclosure Schedule, with respect to all employees and former employees of the Company and all dependents and beneficiaries of such employees and former employees, (i) the Company does not maintain or contribute to any nonqualified deferred compensation or retirement plans, contracts or arrangements; (ii) the Company does not maintain or contribute to any qualified defined contribution plans (as defined in Section 3(34) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 414(i) of the Code; (iii) the Company does not maintain or contribute to any qualified defined benefit plans (as defined in Section 3(35) of ERISA or Section 414(j) of the Code); and (iv) the Company does not maintain or contribute to any employee welfare benefit plans (as defined in Section 3(1) of ERISA).

         (b) To the extent required (either as a matter of law or to obtain the intended tax treatment and tax benefits), all employee benefit plans (as defined in Section 3(3) of ERISA) which the Company does maintain or to which it does contribute (collectively, the "Plans") comply in all material respects with the requirements of ERISA and the Code. With respect to the Plans, (i) all required contributions which are due have been made, including all Company matching contributions through the end of the month preceding the Closing Date, and a proper accrual has been made for all contributions due prior to the Closing Date; (ii) there are no actions, suits or claims pending, other than routine uncontested claims for benefits; and (iii) there have been no nonexempt prohibited transactions (as defined in Section 406 of ERISA or Section 4975 of the Code).

         (c) Buyer has received true and complete copies of (i) the most recent determination letter, if any, received by the Company from the Internal Revenue Service regarding the Plans which the Company maintains or to which it contributes and any amendment to any Plan made subsequent to any Plan amendments covered by any such determination letter; (ii) the most recent financial statements and annual report or return for the Plans; and (iii) the most recently prepared actuarial valuation reports.

         (d) The Company does not contribute (and has not ever contributed) to any multi-employer plan, as defined in Section 3(37) of ERISA. The Company has no actual or potential liabilities under Section 4201 of ERISA for any complete or partial withdrawal from a multi-employer plan. The Company has no actual or potential liability for death or medical benefits after separation from employment, other than (i) death benefits under the employee benefit plans or programs (whether or not subject to ERISA) set forth under the caption referencing this Section 2.21 in the Disclosure Schedule and (ii) health care continuation benefits described in Section 4980B of the Code.

         (e) Neither the Company nor any of its directors, officers, employees or other "fiduciaries", as such term is defined in Section 3(21) of ERISA, has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable law with respect to the Plans which would subject the Company, Buyer, Buyer's subsidiaries or any of their respective directors, officers or employees to any liability under ERISA or any applicable law.

         (f) The Company has not incurred any liability for any tax or civil penalty or any disqualification of any employee benefit plan (as defined in Section 3(3) of ERISA) imposed by Sections 4980B and 4975 of the Code and Part 6 of Title I and Section 502(i) of ERISA.

         2.22 INSURANCE. The Disclosure Schedule, under the caption referencing this Section 2.22, lists and briefly describes each insurance policy maintained by the Company with respect to the Company's properties, assets and operations and sets forth the date of expiration of each such insurance policy. All of such insurance policies are in full force and effect and are issued by insurers of recognized responsibility. The Company is not in default with respect to its obligations under any of such insurance policies.

         2.23 AFFILIATE TRANSACTIONS. Except as disclosed in the Disclosure Schedule under the caption referencing this Section 2.23, and other than pursuant to this Agreement, no officer or director of the Company or any member of the immediate family of any such officer or director, or any entity in which any of such persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such persons) (collectively "insiders"), has any agreement with the Company (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of the Company (other than ownership of capital stock of the Company). None of the insiders has any direct or indirect interest in any competitor, supplier or customer of the Company or in any person, firm or entity from whom or to whom the

Company leases any property, or in any other person, firm or entity with whom the Company transacts business of any nature. For purposes of this Section 2.23, the members of the immediate family of an officer or director shall consist of the spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law of such officer or director. Except as disclosed in the Disclosure Schedule under the caption referencing this Section 2.23, the Sellers do not know of any agreement between the Company and any employee or any member of the immediate family of any employee, or any interest of an employee or such immediate family member in the property or business of the Company, the termination of which, or the assertion of which, would have a material adverse effect on the Company.

         2.24 CUSTOMERS AND SUPPLIERS. The Disclosure Schedule, under the caption referencing this Section 2.24, lists the 10 largest customers and suppliers of the Company for the fiscal year ended October 31, 1999 and for the ten-month period ended August 31, 2000 and sets forth opposite the name of each such customer or supplier the approximate percentage of net sales or purchases by the Company attributable to such customer or supplier for each such period. Since the Balance Sheet Date, no customer or supplier listed on the Disclosure Schedule under the caption referencing this Section 2.24 has indicated that it will stop or decrease the rate of business done with the Company except for changes in the ordinary course of the Company's business.

         2.25 OFFICERS AND DIRECTORS; BANK ACCOUNTS. The Disclosure Schedule, under the caption referencing this Section 2.25, lists all officers and directors of the Company and all of the Company's bank accounts (designating each authorized signer).

         2.26 COMPLIANCE WITH LAWS; PERMITS.

         (a) The Company and its officers, directors, agents and employees have complied in all material respects with all applicable laws, regulations and other requirements, including, but not limited to, federal, state, local and foreign laws, ordinances, rules, regulations and other requirements pertaining to product labeling, consumer products safety, equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers' compensation, unemployment and building and zoning codes, which materially affect the business of the Company or the Real Property and to which the Company may be subject, and no claims have been filed against the Company alleging a violation of any such laws, regulations or other requirements. The Sellers have no knowledge of any action, pending or threatened, to change the zoning for any of the Real Property. The Company is not relying on any exemption from or deferral of any such applicable law, regulation or other requirement that would not be available to Buyer after it acquires the Company's properties, assets and business.

         (b) The Company has in full force and effect, all material licenses, permits and certificates, from federal, state, local and foreign authorities (including, without limitation, federal and state agencies regulating occupational health and safety) necessary to conduct its business and own and operate its properties (other than Environmental Permits, as such term is defined in Section 2.27(c) hereof) (collectively, the "Permits"). A true, correct and complete list of all the

Permits is set forth under the caption referencing this Section 2.26 in the Disclosure Schedule. The Company has conducted its business in compliance with all material terms and conditions of the Permits.

         (c) The Company has not made or agreed to make gifts of money, other property or similar benefits (other than incidental gifts of articles of nominal value) to any actual or potential customer, supplier, governmental employee or any other person in a position to assist or hinder the Company in connection with any actual or proposed transaction.

         (d) In particular, but without limiting the generality of the foregoing, the Company is in compliance in all material respects with, and has not received a notice or charge asserting any violation of or liability under, the federal Occupational Safety and Health Act of 1970 or any other federal or state acts (including rules and regulations thereunder) regulating or otherwise affecting employee health and safety.

         2.27 ENVIRONMENTAL MATTERS

         (a) As used in this Section 2.27, the following terms shall have the following meanings:

                  (i) "Hazardous Materials" means any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in or governed by any Environmental Law, including without limitation any waste, material, substance, pollutant or contaminant that might cause any injury to human health or safety or to the environment or might subject the Company to any imposition of costs or liability under any Environmental Law.

                  (ii) "Environmental Laws" means all applicable federal, state, local and foreign laws, rules, regulations, codes and ordinances relating to pollution, contamination or protection of the environment (including, without limitation, all applicable federal, state, local and foreign laws, rules, regulations, codes and ordinances relating to Hazardous Materials in effect as of the date of this Agreement).

                  (iii) "Release" shall mean the spilling, leaking, disposing, discharging, emitting, depositing, ejecting, leaching, escaping or any other release or threatened release, however defined, whether intentional or unintentional, of any Hazardous Material.

         (b) The Company and the Real Property are in material compliance with all applicable Environmental Laws.

         (c) The Company has obtained, and maintained in full force and effect, all material permits, licenses, certificates of compliance, approvals and other authorizations necessary to conduct its business and own or operate the Real Property under applicable Environmental Laws (collectively, the "Environmental Permits"). A copy of each such Environmental Permit shall be provided by the Sellers to Buyer at least 14 days prior to the Closing. The Company has conducted its business in compliance with all terms and conditions of the Environmental Permits. The Company has filed all material reports and notifications required to be filed under and pursuant to all applicable Environmental Laws.

         (d) Except as set forth in the Disclosure Schedule under the caption referencing this Section 2.27: (i) no Hazardous Materials have been generated, treated, contained, handled, located, used, manufactured, processed, or stored on or under any part of the Real Property by the Company, except in the ordinary course of business and in material compliance with all Environmental Laws, (ii) to the knowledge of the Sellers, no Hazardous Materials have been buried, incinerated, deposited or released on or under the Real Property by the Company or any prior occupant of the Real Property, and (iii) to the knowledge of the Sellers, no aboveground or underground storage tanks are located on, under or about the Real Property, or have been located on, under or about the Real Property and then subsequently been removed or filled.

         (e) Except as set forth in the Disclosure Schedule under the caption referencing this Section 2.27, the Company has not received notice alleging in any manner that the Company is, or might be potentially responsible for any Release of Hazardous Materials, or any costs arising under or violation of Environmental Laws.

         (f) Except for expenditures that are consistent with past practices, no expenditure will be required in order for Buyer to comply with any Environmental Laws in effect at the time of the Closing in connection with the operation or continued operation of the business of the Company or the Real Property in a manner consistent with the current operation thereof by the Company.

         (g) To the knowledge of the Company and the Sellers, the Real Property has not been listed on the United States Environmental Protection Agency National Priorities List of Hazardous Waste Sites, or any other similar list, schedule, law, inventory or record of hazardous or solid waste sites maintained by any federal, state or local agency.

         (h) Sellers, on behalf of themselves and its successors and assigns, hereby waive, release and agree not to bring any claim, demand, cause of action or proceeding, including without limitation any cost recovery action, against Buyer under any Environmental Law related to the operation of the Company or the Real Property prior to the Closing Date.

         2.28 BROKERAGE. No third party shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Sellers or the Company other than the fees and expenses of Emerge Corporation, which fees and expenses will be paid by Sellers.

         2.29 DISCLOSURE. Neither this Agreement nor any of the Exhibits hereto nor any of the documents delivered by or on behalf of Sellers or the Company pursuant to Article VI hereof nor the Disclosure Schedule nor any of the financial statements referred to in Section 2.08 hereof, taken as a whole, contain any untrue statement of a material fact regarding the Company or its business or any of the other matters dealt with in this Article II relating to the Company or the transactions contemplated by this Agreement. There is no fact which has not been disclosed to Buyer of which the Sellers are aware which materially affects adversely or could reasonably be anticipated to materially affect adversely the business, including operating results, assets, customer relations, employee relations and business prospects, of the Company.


                                   ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to Sellers that:

         3.01 INCORPORATION AND CORPORATE POWER. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota, with the requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.

         3.02 EXECUTION, DELIVERY; VALID AND BINDING AGREEMENT. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms.

         3.03 NO BREACH. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby do not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge or encumbrance upon any assets of Buyer, or require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the Articles of Incorporation or Bylaws of Buyer or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which Buyer is bound or affected, or any law, statute, rule or regulation or order, judgment or decree to which Buyer is subject.

         3.04 GOVERNMENTAL AUTHORITIES; CONSENTS. Buyer is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any governmental or regulatory authority or any other party or person is required to be obtained by Buyer in connection with its execution, delivery and performance of this Agreement or the transactions contemplated hereby.

         3.05 BROKERAGE. No third party shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

         3.06 INVESTMENT INTENT. Buyer is purchasing the Shares for its own account with the present intention of holding the Shares for investment purposes and not with a view to or for sale in connection with any distribution of the Shares in violation of any applicable securities law. Buyer will refrain from transferring or otherwise disposing of any of the Shares, or any interest therein, in such manner as to cause Sellers to be in violation of the registration requirements of the Securities Act of 1933, as amended, or applicable state securities or blue sky laws.

                                   ARTICLE IV
                              COVENANTS OF SELLERS

         4.01 CONDUCT OF THE BUSINESS. Sellers agree to cause the Company to observe each term set forth in this Section 4.01 and agree that, from the date hereof until the Closing Date, unless otherwise consented to by Buyer in writing:

         (a) The business of the Company shall be conducted only in, and the Company shall take no action except in, the ordinary course of the Company's business, on an arm's-length basis and in accordance in all material respects with all applicable laws, rules and regulations and the Company's past custom and practice;

         (b) The Company shall not, directly or indirectly, do or permit to occur any of the following:

                  (i) except pursuant to the exercise of options, issue or sell any additional shares of, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of, any of its capital stock;

                  (ii) sell, pledge, dispose of or encumber any of its assets, except in the ordinary course of business;

                  (iii) amend or propose to amend its Articles of Incorporation or Bylaws;

                  (iv) split, combine or reclassify any outstanding shares of Common Stock, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to shares of Common Stock;

                  (v) redeem, purchase or acquire or offer to acquire any shares of Common Stock or other securities of the Company;

                  (vi) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof;

                  (vii) incur any indebtedness for borrowed money or issue any debt securities except the borrowing of working capital in the ordinary course of business and consistent with past practice;

                  (viii) permit any accounts payable owed to trade creditors to remain outstanding more than 60 days;

                  (ix) accelerate, beyond the normal collection cycle, collection of accounts receivable; or

                  (x) enter into or propose to enter into, or modify or propose to modify, any agreement, arrangement or understanding with respect to any of the matters set forth in this Section 4.01(b);

         (c) The Company shall not, directly or indirectly, (i) enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officers or directors or consultants; or (ii) take any action with respect to the grant of any bonuses, salary increases, severance or termination pay or with respect to any increase of benefits payable in effect on the date hereof;

         (d) The Company shall not adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, trust, fund or group arrangement for the benefit or welfare of any employees or any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangements for the benefit or welfare of any director;

         (e) The Company shall not cancel or terminate its current insurance policies or cause any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

         (f) Each of the Sellers and the Company shall (i) use its reasonable best efforts to preserve intact the Company's business organization and goodwill, keep available the services of the Company's officers and employees as a group and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with the Company;

(ii) confer on a regular and frequent basis with representatives of Buyer to report operational matters and the general status of ongoing operations; (iii) not intentionally take any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue at the Closing; (iv) notify Buyer of any emergency or other change in the normal course of the Company's business or in the operation of the Company's properties and of any governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, change, complaint, investigation or hearing would be material, individually or in the aggregate, to the business, operations or financial condition of the Company or to the Company's or Sellers' ability to consummate the transactions contemplated by this Agreement; and (v) promptly notify Buyer in writing if any Seller or the Company shall discover that any representation or warranty made by it in this Agreement was when made, or has subsequently become, untrue in any respect;

         (g) The Company shall (i) file any Tax returns, elections or information statements with respect to any liabilities for Taxes of the Company or other matters relating to Taxes of the Company which pursuant to applicable law must be filed prior to the Closing Date; (ii) promptly upon filing provide copies of any such Tax returns, elections or information statements to Buyer;
(iii) make any such Tax elections or other discretionary positions with respect to Taxes taken by or affecting the Company only upon prior consultation with and consent of Buyer; and (iv) not amend any Return; and

         (h) The Company shall not perform any act referenced by (or omit to perform any act which omission is referenced by) the terms of Section 2.11.

         4.02 ACCESS TO BOOKS AND RECORDS. Between the date hereof and the Closing Date, the Sellers shall cause the Company to afford to Buyer and its authorized representatives (the "Buyer's Representatives") full access at all reasonable times and upon reasonable notice to the offices, properties, books, records, officers, employees and other items of the Company, and the work papers of KPMG, the Company's independent accountants, relating to work done by KPMG with respect to the Company for each of the fiscal years ended October 31, 1999 and 1998, and otherwise provide such assistance as is reasonably requested by Buyer in order that Buyer may have a full opportunity to make such investigation and evaluation as it shall reasonably desire to make of the business and affairs of the Company. In addition, the Sellers shall cause the Company and its officers and directors to cooperate fully (including providing introductions where necessary) with Buyer to enable Buyer to contact such third parties, including customers, prospective customers, specifying agencies, vendors or suppliers of the Company, as Buyer deems reasonably necessary to complete its due diligence; provided that Buyer agrees not to initiate such contacts without the prior approval of the Company, which approval will not be unreasonably withheld. Notwithstanding any other provisions of this Agreement, however, Sellers and the Company shall not be required to disclose to Buyer any information that is not publicly available regarding the New Company Products, and to the extent Sellers and the Company do disclose such information, Sellers and the Company acknowledge that Buyer shall not be under any obligation of confidentiality with respect thereto, or be prohibited from using, the information provided, regardless of any course of dealing between the parties.

         4.03 REGULATORY FILINGS. As promptly as practicable after the execution of this Agreement, the Sellers shall, and shall cause the Company to, make or cause to be made all filings and submissions under any laws or regulations applicable to the Company for the consummation of the transactions contemplated herein. Sellers will coordinate and cooperate with Buyer in exchanging such information, will not make any such filing without providing to Buyer a final copy thereof for its review and consent at least two full business days in advance of the proposed filing and will provide such reasonable assistance as Buyer may request in connection with all of the foregoing.

         4.04 CONDITIONS. Sellers shall take all commercially reasonable actions necessary or desirable to cause the conditions set forth in Section 6.01 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof (but in any event within three business days of such date).

         4.05 NO NEGOTIATIONS, ETC. Sellers shall not, and shall cause the Company not to, directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage submission of any proposal or offer from any person or entity (including any of its or their officers or employees) relating to any liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or a material portion of the assets of, or any equity interest in, the Company or other similar transaction or business combination involving the Company, or participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to do or seek any of the foregoing. Sellers shall, and shall cause the Company to, promptly notify Buyer if any such proposal or offer, or any inquiry from or contact with any person with respect thereto, is made and shall promptly provide Buyer with such information regarding such proposal, offer, inquiry or contact as Buyer may request.

         4.06 SELLERS' EXPENSES. Sellers shall specifically instruct Emerge Corporation, Stoel Rives LLP, and any accounting firm or other organization that has furnished services to the Sellers or the Company in connection with the transactions contemplated by this Agreement, that any fees and expenses of such firms in excess of the Sellers' Expenses described in Section 1.06, which shall be paid by Buyer on behalf of Sellers as described in that section, shall be the liability of the Sellers, and shall obtain the agreement of such firms that, if the sale contemplated by this Agreement is completed, and the Buyer pays the Sellers' Expenses as provided in Section 1.06, the Company shall have no further obligation to pay any of such fees.

                                    ARTICLE V

                               COVENANTS OF BUYER

         Buyer covenants and agrees with Sellers as follows:

         5.01 REGULATORY FILINGS. As promptly as practicable after the execution of the Agreement, Buyer shall make or cause to be made all filings and submissions under any laws or regulations applicable to Buyer for the consummation of the transactions contemplated herein. Buyer will coordinate and cooperate with Sellers in exchanging such information, will not make any such filing without providing to Sellers a final copy thereof for their review and consent at least two full business days in advance of the proposed filing and will provide such reasonable assistance as Sellers and the Company may request in connection with all of the foregoing.

         5.02 CONDITIONS. Buyer shall take all commercially reasonable actions necessary or desirable to cause the conditions set forth in Section 6.02 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof (but in any event within three business days of such date).

                                   ARTICLE VI

                              CONDITIONS TO CLOSING

         6.01 CONDITIONS TO BUYER'S OBLIGATIONS. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

         (a) The representations and warranties set forth in Article II hereof shall be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties (without taking into account any disclosures by Sellers or the Company of discoveries, events or occurrences arising on or after the date hereof), except that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been true on and as of such date;

         (b) Sellers shall have performed in all material respects all of the covenants and agreements required to be performed and complied with by them under this Agreement prior to the Closing;

         (c) Sellers shall have obtained, or caused to be obtained, each consent and approval necessary in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of the Company's assets pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting the Company or Sellers or any license, franchise or permit of or affecting the Company or Sellers;

         (d) There shall not be threatened, instituted or pending any action or proceeding, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to prohibit direct or indirect ownership or operation by Buyer of all or a material portion of the business or assets of the Company and its subsidiaries, or to compel Buyer or any of its subsidiaries or the Company to dispose of or to hold separately all or a material portion of the business or assets of Buyer and its subsidiaries or of the Company, as a result of the transactions contemplated hereby, (iii) seeking to require direct or indirect transfer or sale by Buyer of any of the Shares,
(iv) seeking to invalidate or render unenforceable any material provision of this Agreement or any of the Related Agreements, or (v) otherwise relating to and materially adversely affecting the transactions contemplated hereby;

         (e) There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any federal, state or foreign court, government or governmental authority or agency, which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 6.01(d) hereof;

         (f) Buyer shall not have discovered any fact or circumstance existing as of the date of this Agreement which has not been disclosed to Buyer as of the date of this Agreement regarding the business, assets, properties, condition (financial or otherwise), results of operations or prospects of the Company which is, individually or in the aggregate with other such facts and circumstances, materially adverse to the Company or to the value of the Shares;

         (g) There shall have been no damage, destruction or loss of or to any property or properties owned or used by the Company, whether or not covered by insurance, which, in the aggregate, has, or would be reasonably likely to have, a material adverse effect on the Company;

         (h) Buyer shall have received from counsel for the Company a written opinion, dated as of the Closing Date, addressed to Buyer and satisfactory to Buyer's counsel, in form and substance substantially as set forth in Exhibit D;

         (i) The Company shall have cancelled that certain U.S. Simply Business Premium Line Agreement with U.S. Bank and related Commercial Security Agreement and Commercial Guaranty and obtained a full release of any security interest of U.S. Bank in the assets of the Company;

         (j) On the Closing Date, Sellers shall have delivered to Buyer all of the following:

                  (i) certificates of the officers of the Company or other persons satisfactory to Buyer substantially in the form set forth in Exhibit E attached hereto, dated the Closing Date, stating that the conditions precedent set forth in subsections (a) and (b) above have been satisfied;

                  (ii) copies of the third party and governmental consents and approvals referred to in subsection (c) above;

                  (iii) the option agreements issued to Sellers and the NonSeller OptionHolders representing all the Options, with agreement of sale and cancellation substantially in the form of the attached Exhibit F;

                  (iv) the stock certificates issued to Sellers representing the Shares, duly endorsed for transfer or accompanied by a duly executed stock power, with requisite stock transfer stamps, if any, attached;

                  (v) the Company's minute books, stock transfer records, corporate seal and other materials related to the Company's corporate administration;

                  (vi) resignations (effective as of the Closing Date) from such of the Company's officers and members of the Company's Board of Directors as Buyer shall have requested prior to the Closing Date;

                  (vii) a copy of the Articles of Incorporation of the Company, certified by the Secretary of State of the State of Oregon;

                  (viii) a copy of the bylaws of the Company; along with certificates executed on behalf of the Company by its corporate secretary certifying to Buyer that such copies are true, correct and complete copies of such bylaws and that such bylaws were duly adopted and have not been amended or rescinded;

                  (ix) an executed copy of each of the Related Agreements;

                  (x) the Expense Certificate; and

                  (xi) such other certificates, documents and instruments as Buyer reasonably requests related to the transactions contemplated hereby.

         (k) Each of the Principal Employees (as defined in Section 8.03) shall have accepted employment with Buyer, through the Company, on terms reasonably acceptable to Buyer.

         6.02 CONDITIONS TO SELLERS' OBLIGATIONS. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:

         (a) The representations and warranties set forth in Article III hereof will be true and correct in all material respects at and as of the Closing as though then made and as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties;

         (b) Buyer shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

         (c) All material governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby will have been duly made and obtained;

         (d) There shall not be threatened, instituted or pending any action or proceeding, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to invalidate or render unenforceable any material provision of this Agreement or any of the Related Agreements, or (iii) otherwise relating to and materially adversely affecting the transactions contemplated hereby;

         (e) There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any federal, state or foreign court, government or governmental authority or agency, which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 6.02(d) hereof;

         (f) On the Closing Date, Buyer will have delivered to Sellers (i) a certificate of appropriate officer(s) of Buyer substantially in the form set forth as Exhibit G attached hereto, dated the Closing Date, stating that the conditions precedent set forth in subsections (a), (b) and (c) above have been satisfied, (ii) an executed copy of each of the Related Agreements, (iii) a copy of each of (X) the text of the resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated by this Agreement and
(Y) the bylaws of Buyer, along with certificates executed on behalf of Buyer by its corporate secretary certifying to Sellers that such copies are true, correct and complete copies of such resolutions and bylaws, respectively, and that such resolutions and bylaws were duly adopted and have not been amended or rescinded, and (iv) incumbency certificates executed on behalf of Buyer by its corporate secretary certifying the signature and office of each officer executing this Agreement or any of the Related Agreements.

                                   ARTICLE VII

                                   TERMINATION

         7.01 TERMINATION. This Agreement may be terminated at any time prior to the Closing:

         (a) by the mutual consent of Buyer and the Sellers' Representative;

         (b) by either Buyer or the Sellers' Representative if there has been a material misrepresentation, breach of warranty or breach of covenant on the part of any or the Sellers or the Buyer, respectively, in the representations, warranties and covenants set forth in this Agreement; or

         (c) by either Buyer or the Sellers' Representative on behalf of the Sellers if the transactions contemplated hereby have not been consummated by December 31, 2000; provided that, neither Buyer nor the Sellers' Representative will be entitled to terminate this Agreement pursuant to this Section 8.01(c) if such party's willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby.

         7.02 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Buyer or Sellers' Representative as provided in Section 7.01, this Agreement shall become void and there shall be no liability on the part of either Buyer or Sellers, or their respective stockholders, officers, or directors, except that Sections 10.01, 11.01 and 11.02 hereof shall survive indefinitely, and except with respect to willful breaches of this Agreement prior to the time of such termination.

                                  ARTICLE VIII

                              ADDITIONAL AGREEMENTS

         8.01 NONCOMPETITION AGREEMENTS. Each of the Shareholders shall execute, as a condition to the Closing, a Non-Competition Agreement in the form of the attached Exhibit H (the "Seller Noncompete Agreement").

         8.02 EMPLOYMENT AGREEMENT. George Fabel, PhD, President of the Company, shall execute an employment agreement with the Company substantially in the form of Exhibit I (the "Employment Agreement").

         8.03 EMPLOYEE CONFIDENTIALITY AND NONCOMPETITION AGREEMENTS. Each of Richard DeHoff, PhD., Vice President Engineering; Evelyn Brosnan, Vice President Marketing; Geary Lewis, Vice President Sales; and Peter Brown (together with George Fabel, the "Principal Employees") shall execute, as a condition to Closing, an employee confidentiality and noncompete agreement with the Buyer in the form attached hereto as Exhibit J (the

"Employee Agreement" and together with the Employment Agreement and the Seller Noncompete Agreements, the "Related Agreements").


                                   ARTICLE IX

                            SURVIVAL; INDEMNIFICATION

         9.01 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Notwithstanding any investigation made by or on behalf of any of the parties hereto or the results of any such investigation and notwithstanding the participation of such party in the Closing, the representations and warranties contained in Article II and
Article III hereof shall survive the Closing for a period of eighteen months following the Closing Date; provided that the representations set forth in Sections 2.05, 2.15 and 2.21 shall survive closing and until expiration the applicable statute of limitations (such date of expiration at eighteen months, or at expiration of the statute of limitations, as the case may be, being referred to as the "Expiration Date").

         9.02 INDEMNIFICATION BY SELLERS. (a) Subject to the limitations of Sections 9.02(b) and 9.02(c), each of the Sellers agree to indemnify in full Buyer and its officers, directors, employees, agents and stockholders (collectively, the "Buyer Indemnified Parties") and hold them harmless against any loss, liability, deficiency, damage, expense or cost (including reasonable legal expenses), whether or not actually incurred or paid prior to the Expiration Date (collectively, "Losses"), which Buyer Indemnified Parties may suffer, sustain or become subject to, as a result of (i) any misrepresentation in any of the representations and warranties of any Seller contained in this Agreement or in any exhibits, schedules, certificates or other documents delivered or to be delivered by or on behalf of any Seller pursuant to the terms of this Agreement (such agreements, certificates or other documents, but excluding the Related Documents, being collectively referred to as the "Related Documents"), (ii) any breach of, or failure to perform, any agreement of any Seller contained in this Agreement or any of the Related Documents, (iii) any "Claims" (as defined in Section 9.04(a) hereof) or threatened Claims against Buyer arising out of the actions or inactions of any Seller or the Company with respect to the Company's business or the Real Property prior to the Closing, or
(iv) any expenses of the Sellers or the Company relating to the transactions contemplated by this Agreement, (including attorneys' and accountants' fees (and the expenses of the Company for attorneys, accountants and Emerge Corporation)) other than the Sellers' Expenses (the Losses enumerated in (i)-(iv) above being collectively referred to as "Buyer Losses").

         (b) Sellers shall be liable to the Buyer Indemnified Parties for any Buyer Losses (i) only if Buyer or another Buyer Indemnified Party delivers to the Sellers' Representative written notice, setting forth in reasonable detail the identity, nature and amount of Buyer Losses related to such claim or claims prior to the Expiration Date, (ii) only if the aggregate amount of all Buyer Losses exceeds $50,000 (the "Basket Amount"), in which case Sellers shall be obligated to indemnify the Buyer Indemnified Parties for the aggregate amount of all such Buyer Losses, including the Basket Amount, and (iii) only to the extent the aggregate Losses for which indemnity has been paid does not exceed the Total Consideration (the "Cap"); provided, however, that neither the Basket Amount nor the provisions of Section 9.02(c) below shall apply to any indemnification pursuant to Section 9.02(a)(iv). The Buyer Indemnified Party's failure to provide the detail required by clause (i) in the preceding sentence shall not constitute either a breach of this Agreement by the Buyer Indemnified Party or any basis for Sellers to assert that the Buyer Indemnified Party did not comply with the terms of this
Section 9.02 sufficient to cause the Buyer Indemnified Party to have waived its rights under this Section 9.02.

         (c) No Seller shall be liable to a Buyer Indemnified Party for an amount in excess of the portion of the Total Consideration received or to be received by such Seller in the sale transaction pursuant to this Agreement. In the event that any Buyer Loss exceeds the portion of the Total Consideration actually received by a Seller prior to payment of all of the Earn-Out, such Buyer Loss shall continue to constitute a claim against, and subject to the provisions of this Article IX and Section 1.03(f) may be offset against, any future payments pursuant to such Earn-Out. In accordance with Section 9.05, each Seller agrees to be finally bound by any agreement made by the Sellers' Representative with respect to any claim to indemnity, including any Claim, by a Buyer Indemnified Party pursuant to Section 9.04. Each Seller agrees to contribute to any Buyer Loss (including the costs of the Sellers' Representative in negotiating, litigating, settling or otherwise dealing with any claim for indemnification, including fees and expenses of counsel) for which the Sellers' Representative has determined or agreed that the Buyer is entitled to indemnification hereunder in proportion to the ratio to which the Total Consideration received by such Seller bears to the Total Consideration received by all Sellers. No Seller shall be obligated to contribute to any such Buyer Loss in excess of such proportion and Buyer shall have no claim against a Seller for any amount in excess of such proportion.


         9.03 INDEMNIFICATION BY BUYER.

         (a) Subject to the limitations of Section 9.03(b), Buyer agrees to indemnify in full the Sellers, and their respective officers, directors, employees, agents and stockholders (collectively, the "Seller Indemnified Parties") and hold them harmless against any Losses which any of the Seller Indemnified Parties may suffer, sustain or become subject to as a result of (i) any misrepresentation in any of the representations and warranties of Buyer contained in this Agreement or in any of the Related Documents, (ii) any breach of, or failure to perform, any agreement of Buyer contained in this Agreement or any of the Related Documents, or (iii) any Claims or threatened Claims against Sellers arising out of the actions or inactions of Buyer with respect to the Company's business or the Real Property after the Closing (collectively, "Seller Losses").

         (b) Buyer shall be liable to the Seller Indemnified Parties for any Seller Losses (i) only if the Sellers' Representative or another Seller Indemnified Party delivers to the Buyer written notice, setting forth in reasonable detail the identity, nature and amount of Seller Losses related to such claim or claims prior to eighteen months after the Closing Date, (ii) only if the aggregate amount of all Losses exceeds the Basket Amount, in which case Buyer shall be obligated to indemnify the Seller Indemnified Parties for the aggregate amount of all such Losses, including the Basket Amount, and (iii) only to the extent such Losses do not exceed the Cap. The Seller Indemnified Party's failure to provide the detail required by clause (i) in the preceding sentence shall not constitute either a breach of this Agreement by the Seller Indemnified Party or any basis for Buyer to assert that the Seller Indemnified Party did not comply with the terms of this Section 9.03 sufficient to cause the Seller Indemnified Party to have waived its rights under this Section 9.03.

         9.04 METHOD OF ASSERTING CLAIMS. As used herein, an "Indemnified Party" shall refer to a "Buyer Indemnified Party" or "Seller Indemnified Party," as applicable, the "Notifying Party" shall refer to the party hereto whose Indemnified Parties are entitled to indemnification hereunder, and the "Indemnifying Party" shall refer to the party hereto obligated to indemnify such Notifying Party's Indemnified Parties.

         (a) In the event that any of the Indemnified Parties is made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party for the liability or the costs or expenses of which are Losses (any such third party action or proceeding being referred to as a "Claim"), the Notifying Party shall give the Indemnifying Party prompt notice thereof. The failure to give such notice shall not affect any Indemnified Party's ability to seek reimbursement unless such failure has materially and adversely affected the Indemnifying Party's ability to defend successfully a Claim. The Indemnifying Party shall be entitled to contest and defend such Claim; provided, that the Indemnifying Party (i) has a reasonable basis for concluding that such defense may be successful and (ii) diligently contests and defends such Claim. Notice of the intention so to contest and defend shall be given by the Indemnifying Party to the Notifying Party within 20 business days after the Notifying Party's notice of such Claim (but, in all events, at least five business days prior to the date that an answer to such Claim is due to be filed). Such contest and defense shall be conducted by reputable attorneys employed by the Indemnifying Party. The Notifying Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Loss unless the Notifying Party reasonably determines that the Indemnifying Party is not adequately representing or, because of a conflict of interest, may not adequately represent, any interests of the Indemnified Parties, and only to the extent that such expenses are reasonable), to participate in such contest and defense and to be represented by attorneys of its or their own choosing. If the Notifying Party elects to participate in such defense, the Notifying Party will cooperate with the Indemnifying Party in the conduct of such defense. Neither the Notifying Party nor the Indemnifying Party may concede, settle or compromise any Claim without the consent of the other party, which consents will not be unreasonably withheld. Notwithstanding the foregoing, (i) if a Claim seeks equitable relief or (ii) if the subject matter of a Claim relates to the ongoing business of any of the Indemnified Parties, which Claim, if decided against any of the Indemnified Parties, would materially adversely affect the ongoing business or reputation of any of the Indemnified Parties, then, in each such case, the Indemnified Parties alone shall be entitled to contest, defend and settle such Claim in the first instance and, if the Indemnified Parties do not contest, defend or settle such Claim, the Indemnifying Party shall then have the right to contest and defend (but not settle) such Claim.

         (b) In the event any Indemnified Party should have a claim against any Indemnifying Party that does not involve a Claim, the Notifying Party shall deliver a notice of such claim with reasonable promptness to the Indemnifying Party. If the Indemnifying Party notifies the Notifying Party that it does not dispute the claim described in such notice or fails to notify the Notifying Party within 30 days after delivery of such notice by the Notifying Party whether the Indemnifying Party disputes the claim described in such notice, the Loss in the amount specified in the Notifying Party's notice will be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its Liability with respect to such claim, the Chief Executive Officer, or Sellers' Representative, as the case may be, of the Indemnifying Party and the Notifying Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through the negotiations of such Chief Executive Officer and Sellers' Representative within 60 days after the delivery of the Notifying Party's notice of such claim, such dispute shall be resolved fully and finally in Minneapolis, Minnesota by an arbitrator selected pursuant to, and an arbitration governed by, the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall resolve the dispute within 30 days after selection and judgment upon the award rendered by such arbitrator may be entered in any court of competent jurisdiction.

         (c) After the Closing, the rights set forth in this Article IX shall be each party's sole and exclusive remedies against the other party hereto for misrepresentations or breaches of covenants contained in this Agreement and the Related Documents. Notwithstanding the foregoing, nothing herein shall prevent any of the Indemnified Parties from bringing an action based upon allegations of fraud or other intentional breach of an obligation of or with respect to either party in connection with this Agreement and the Related Documents. In the event such action is brought, the prevailing party's attorneys' fees and costs shall be paid by the nonprevailing party.

         (d) Any indemnification payable under this Article IX shall be, to the extent permitted by law, an adjustment to purchase price.

         9.05 SELLERS' REPRESENTATIVE; POWER OF ATTORNEY

         (a) Each of the Sellers hereby appoints Peter S. Brown (the "Sellers' Representative") as agent and attorney-in-fact for each Seller, for and on behalf of each such Seller to give and receive notices and communications under this Agreement, to accept or reject the Closing Date Statement or any Earn-Out Statement in accordance with Section 1.04, to pay any withholding taxes required to be withheld on payments received under Article I, to execute the Escrow Agreement on behalf of each of the Sellers and to deposit into the Escrow Fund the portion of the Total Consideration set forth opposite their names on the attached Exhibit A, to authorize delivery to any Indemnified Person of proceeds from the Escrow Fund in satisfaction of claims by an Indemnified Person, to receive notices of any Claim from a Buyer Indemnified Party pursuant to Section 9.04(a) or any claim pursuant to Section 9.04(b), to agree to or reject any such Claim or claim, or to settle or arbitrate the same, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Sellers' Representative for the accomplishment of the foregoing. Without limiting the generality of the foregoing, the Sellers' Representative shall have the right to sue in the name of the Sellers, to be sued as the representative of the Sellers and to finally settle any dispute to which the Sellers may be party under this Agreement. Each of the Sellers agrees to contribute to the cost to the Sellers' Representative of any such actions (including the fees and expenses of counsel, and other advisors), including contributions requested in advance of any such litigation, arbitration or settlement. In addition to the contractual liability to the Sellers' Representative and Buyer, the Sellers' Representative may offset any failure to pay such costs or expenses against any further amounts due any Seller who fails or refuses to contribute such Sellers' pro rata portion to such costs and expenses and the Buyer agrees to honor such offset.

         (b) Notices or communications to or from the Sellers' Representative shall constitute notice to or from each of the Sellers and actions of the Sellers' Representative relating to this Agreement, or disputes hereunder, shall be considered actions of, and be binding upon, each of the Sellers. A decision, act, consent or instruction of the Sellers' Representative with respect to the matters contemplated by this Section 9.05 (including such actions relating to indemnification in accordance with Section 9.04)) shall constitute a decision of all the Sellers and shall be final, binding and conclusive upon each of such Sellers, and the Escrow Agent and Buyer may rely upon any such decision, act, consent or instruction of the Sellers' Representative as being the decision, act, consent or instruction of each Seller. The Escrow Agent and Buyer are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Sellers' Representative. Without limiting the generality of the foregoing, any action in negotiation, settlement or other resolution of any Claim under Section 9.04(a), or claim for indemnity under Section 9.04(b), taken by the Sellers' Representative shall be final and binding on each of the Sellers. Each of the Sellers hereby waives, as against the Buyer or the Buyer Indemnified Parties, any defense with respect to any such action taken by the Sellers' Representative.

         (c) The Sellers' Representative may resign upon written notice to Buyer, the Sellers and Escrow Agent. The Sellers' Representative may be changed or replaced by the Sellers from time to time upon not less than thirty (30) days' prior written notice to Buyer and Escrow Agent; provided that the Sellers' Representative may not be removed unless holders of a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. Any vacancy in the position of Sellers' Representative may be filled by approval of the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Sellers' Representative, and the Sellers' Representative shall not receive compensation for his services. In the event the Sellers' Representative has resigned and no substitute or replacement Sellers' Representative has been appointed, the Buyer and the Escrow Agent may provide notice to, or take other action (including actions relating to negotiation, settlement or other resolution of any claim or Claim under section 9.04) with, any one of the Sellers' and such notice or action shall be considered delivered to, and to be final, binding and conclusive upon, all of the Sellers.

         (d) The Sellers' Representative shall not be liable for any act done or omitted hereunder as the Sellers' Representative while acting in good faith and in the exercise of reasonable judgment.


                                    ARTICLE X

                                   ARBITRATION

         10.01 ARBITRATION. Subject to the provisions of Article I and Section 9.04, the parties hereby agree to settle any controversy, claim or dispute of whatever nature arising between them under this Agreement or in connection with the transactions contemplated hereunder, including those arising out of or relating to the breach, termination, enforceability, scope or validity hereof, whether such claim existed prior to or arises on or after the Closing Date, as follows:

         (a) As between the parties to this Agreement or any agent, employee, parent, subsidiary, affiliate, successor or assign of the parties, any dispute, claim or controversy directly or indirectly arising out of or related to this Agreement (or any of the Related Documents) or the breach, termination or validity thereof, shall be finally settled by arbitration conducted expeditiously in accordance with the Commercial Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association ("AAA"). Within ten
(10) business days of the receipt of a list of arbitrators from the AAA, the parties shall select a sole independent and impartial arbitrator. If the parties are unable to agree upon an arbitrator within such period, the AAA shall appoint an arbitrator on the eleventh (11th) day. The place of arbitration shall be Minneapolis, Minnesota.

                  (b) (i) The arbitrator will issue findings of fact and conclusions of law to support his or her opinion.

                           (ii) Except for damages arising out of or related to
                  an intentional breach of warranty or fraudulent representation, the arbitrator shall only be empowered to award actual and direct compensatory contract damages, and shall not be empowered to award any special, consequential, incidental or punitive damages or any damages related to a tort claim.

                           (iii) Judgment upon the award rendered by the
                  arbitrator may be entered by any court having jurisdiction thereof and enforced as any other judgment. Any party required to resort to litigation in order to enforce an arbitral award shall be entitled to all costs of suit including reasonable attorneys' fees and expenses, together with interest on the arbitral award calculated at the statutory rate for judgments commencing ten (10) days from the date of the award.

                           (iv) The arbitrator's award shall be final and
                  binding upon the parties and appealable only upon a showing that it is, on its face, arbitrary, capricious, an abuse of discretion and/or clearly contrary to statutory or settled case law. The party appealing any award shall, if unsuccessful, be responsible for all costs of appeal including reasonable attorneys' fees incurred by the other party.

                           (v) The arbitrator shall have the power, but not the
                  obligation, to hire an accounting firm or other professional within the financial services industry as an expert in order to assist the arbitrator in issuing findings of fact.

                           (vi) The arbitration proceedings and all discovery
                  shall be confidential and neither party shall release any decision rendered by the arbitrator to any third party.

                           (vii) The arbitration procedure shall be completed
                  promptly and a decision rendered within four (4) months of the appointment of the arbitrator unless extended by the arbitrator due to circumstances beyond the control of the parties or the arbitrator or as necessary, in the arbitrator's sole opinion, to avoid manifest injustice. Discovery shall be limited to that which is directly relevant to the claim or controversy and to key documents and witnesses that are substantive and reasonably necessary to establish a party's claim or defense. Whenever reasonably possible and unless manifestly prejudicial or unfair, affidavits will be substituted for direct testimony.

                           (viii) No arbitration may be commenced by the Sellers
                  unless holders of two-thirds interest in the Escrow Fund, through the Sellers' Representative, demand such arbitration.

                  (c) Notwithstanding any of the foregoing, the parties recognize that certain business relationships could give rise to the need for one or more of the parties to seek emergency, provisional or summary injunctive relief for various reasons, including, without limitation, to repossess and sell or otherwise dispose of goods, equipment and/or fixtures, to prevent the sale or transfer of goods, equipment and/or fixtures, to protect real or personal property from injury, or to obtain possession of real estate and terminate leasehold interests, and for other temporary injunctive relief. Immediately following the issuance of any such relief, the parties agree to the stay of any judicial proceedings pending arbitration of all underlying claims between the parties.

                                   ARTICLE XI

                                  MISCELLANEOUS

         11.01 PRESS RELEASES AND ANNOUNCEMENTS. Prior to the Closing Date, neither party hereto shall issue any press release (or make any other public announcement) related to this Agreement or the transactions contemplated hereby or make any announcement to the employees, customers or suppliers of the Company without prior written approval of the other party hereto, except as may be necessary, in the opinion of counsel to the party seeking to make disclosure, to comply with the requirements of this Agreement or applicable law. If any such press release or public announcement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

         11.02 EXPENSES. Except as otherwise expressly provided for herein with respect to the Seller Expenses, Sellers and Buyer will pay all of their own expenses (including attorneys' and accountants' fees (and, in the case of Sellers and NonSeller OptionHolders, the expenses of the Company for attorneys, accountants and Emerge Corporation)) in connection with the negotiation of this Agreement, the performance of their respective obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not).

         11.03 FURTHER ASSURANCES. Sellers agree that, on and after the Closing Date, they shall take all appropriate action and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof, including, without limitation, transferring all Permits and Environmental Permits to Buyer that are transferable.

         11.04 AMENDMENT AND WAIVER. This Agreement may not be amended or waived except in a writing executed by the party against which such amendment or waiver is sought to be enforced. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

         11.05 NOTICES. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered or mailed by first class mail, return receipt requested, or when receipt is acknowledged, if sent by facsimile, telecopy or other electronic transmission device. Notices, demands and communications to Buyer and Sellers will, unless another address is specified in writing, be sent to the address indicated below:

Notices to Buyer:                                   with a copy to:
----------------                                    --------------
CyberOptics Corporation                             Dorsey & Whitney
5900 Golden Hills Drive                             220 South Sixth Street
Golden Valley, MN  55416                            Minneapolis, Minnesota 55402
Attention: Steven M. Quist, President               Attention: Thomas Martin
Fax: (612) 542-5117                                 Fax:  (612) 340-8738

Notices to Sellers and the Company:                 with a copy to:
----------------------------------                  --------------
Sellers' Representative:                            John M. Schweitzer
Peter S. Brown                                      Stoel Rives LLP

Imagenation Corporation                             900 SW Fifth Ave
Suite K5                                            Suite 2300
Portland, OR 97223                                  Portland, OR 97204-1268

The Company:
Imagenation Corporation.
10220 SW Nimbus
Suite K5
Portland, OR 97223

         11.06 ASSIGNMENT. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either party hereto without the prior written consent of the other party hereto.

         11.07 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         11.08 COMPLETE AGREEMENT. This Agreement and the Related Agreements and other exhibits hereto, the Disclosure Schedule and the other documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

         11.09 COUNTERPARTS. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

         11.10 GOVERNING LAW. The internal law, without regard to conflicts of laws principles, of the State of Minnesota will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CYBEROPTICS CORPORATION

By
  ----------------------------------
    Its
       -----------------------------


SELLERS:

------------------------------------        ------------------------------------
Gayle Leyburn                               George W. Fabel

------------------------------------        ------------------------------------
Gail Marshall                               Peter S. Brown

                                            ------------------------------------
OSGOOD INVESTMENT PARTNERS                  Evelyn M. Brosnan

By
  ----------------------------------        ------------------------------------
    Its                                     Richard J. DeHoff
       -----------------------------

------------------------------------        ------------------------------------
Ian Osgood                                  Geary D. Lewis

           REPRESENTATIONS AND GUARANTY OF OSGOOD INVESTMENT PARTNERS



         The undersigned Boyd Osgood and Dorothy Osgood hereby represent that they are General Partners of Osgood Investment Partners, an Oregon general partnership (the "Partnership"), and hereby make, in their personal capacities, each and every representation contained in Article II of the foregoing Purchase Agreement and hereby unconditionally guarantee the performance by the Partnership of its obligations, as a Seller, under Article IX of the foregoing Purchase Agreement.

-------------------------                              -------------------------
Boyd Osgood                                            Dorothy Osgood